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                                                                    Exhibit 10.1


                              DATED JULY 12, 1999


              CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.


                               GERARD VAN KEMMEL

                             AMENDED AND RESTATED
                               SERVICE AGREEMENT

                                     INDEX

                                                                            Page No.
Parties                                                                        1

Agreement                                                                      1

1   Definitions and Interpretation                                             1

2   Appointment                                                                7

3   Duties                                                                     8

4   Remuneration and Expenses                                                  9

5   Place of Work                                                              12

6   Hours of Work                                                              13

7   Holidays and Vacation                                                      13

8   Illness                                                                    14

9   Confidentiality                                                            15

10  Conflicts of Interest                                                      17

11  Intellectual Property                                                      17

12  Termination                                                                19

13  Group Reconstruction                                                       24

14  Action to be taken upon Termination                                        25

15  Restrictions following Termination                                         26

16  Directorship and Officer Positions                                         29

17  Statutory Requirements                                                     30

18  General                                                                    30

19  Notices                                                                    31

20  Governing Law                                                              32

WHEREAS, On July 14, 1997, Gerard Van Kemmel and Peter Chadwick Holdings Limited entered into a Service Agreement employing Gerard Van Kemmel as President Directeur General of Peter Chadwick SA;
WHEREAS, Cambridge Technology Partners (Massachusetts), Inc. subsequently acquired Peter Chadwick Holdings Limited and its subsidiaries;
WHEREAS, Cambridge Technology Partners (Massachusetts), Inc. desires to employ
         Gerard Van Kemmel as Chief Operating Officer, and Gerard Van Kemmel is so willing to serve; and

WHEREAS, The parties wish to amend and restate this Service Agreement as a continuing agreement with the terms and conditions set forth herein (the "Agreement").
PARTIES

1. CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC. ("the Company"), whose headquarters is at 8 Cambridge Center, Cambridge, Massachusetts 02142, and which is the indirect owner of Peter Chadwick Holdings Limited and its subsidiaries

2. GERARD VAN KEMMEL of 19 Avenue Henri Fontaine 92380 Garches France ("the Employee")

AGREEMENT

1.        F.   Definitions and Interpretation
               ------------------------------

1.1 In this Agreement the following words and expressions shall have the following meanings:-

          the Board: the Board of directors of the Company or any Committee of the Board duly appointed by it;

          the CEO: the Chief Executive Officer of the Company, and in the absence of a CEO, the Board of Directors;

          Change in Supervision: the resignation from or termination of the then current CEO's employment with the Company;

          Client: any person, concern, undertaking, partnership, association, firm or body corporate or any person, division, branch or establishment within any such entity responsible for any particular product, service or brand which at any time during the Employee's employment with the Group: (i) was a customer or client of the Group, or (ii) to whom the Group has made a pitch or presentation or other such offer or request to provide services (which has not been finally refused or rejected by the Client);;

                                       8
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          Competitor: any person, concern, undertaking, partnership, association, firm or body corporate which is engaged in, carries on, or is planning to engage in or carry on, within any part of the Restricted Territories any business of management consulting, systems integration, internet solutions, custom and package software deployment, network services, training, and/or any other business which performs services similar in nature to those services performed by or under plan of being performed by the Group at the Termination Date;

          Confidential Information: all and any information, whether intangible, or whether printed, recorded or reproduced by manual, mechanical, computer, electrical, electronic, graphic, optical, or by any other means or process or medium whether or not eye-readable on which any information may from time to time be recorded, not in the public domain (or which comes into the public domain as a result of unauthorised disclosure by the Employee or by any other person who owes the Group an obligation of confidentiality in respect of the information disclosed) concerning the business and/or finances of the Group, or any partners or joint venturers of the Group, or any Client or Supplier, including, without prejudice to the generality of the foregoing: trade secrets; proprietary information; customer/client lists, contact details of Clients and Suppliers and individuals within Clients and Suppliers; technical information, know how, methodologies, research and development; financial projections, targets, details and accounts; fee levels, pricing policies, commissions and commission charges; budgets, forecasts, reports, interpretations, records and corporate and business plans; planned products and services; marketing and advertising plans, requirements and materials; marketing surveys and research reports and market share and pricing statistics; computer software, passwords; and related documentation; compensation, benefits and other matters relating to employees

          Group Company: any company which is from time to time a holding company (as defined by Section 736 Companies Act 1985 (as amended by the Companies Act 1989)) of the Company, a subsidiary (as so defined) of the Company or a subsidiary (as so defined) of a holding company (as so defined) of the Company;

          the Group: any one or more and/or all of the following: the Company, all Group Companies, and/or each of their respective predecessors, direct owners and/or indirect owners;

          Invention: any discovery, invention, secret process, improvement in procedure, methodology, trade mark, service mark, work of authorship, mask work, data, computer and/or software program, design or copyright work that is made, discovered, conceived, produced and/or reduced to practice by the Employee alone or jointly with others during the Employee's employment with the Group and which is in connection with or in any way affecting or relating to the business of the Group or capable of being used or adapted for use in connection with the business of the Group, or that results from work assigned to the Employee by the Group, or that results from use of premises or property or know-how owned, leased or contracted by the Group;

          the Restricted Territories: any country in which the Group carries, carried on, or is planning to carry on any part of its business or in which it has provided services or is planning to provide services;

          Supplier: any person, concern, undertaking, partnership, association, firm or body corporate or any division within any concern, undertaking, partnership, association, firm or body corporate, which at any time during the Employee's employment with the Group was a supplier to or the introducer of a prospective customer to the Group; and

          Termination Date: the date on which the Employee's employment under this Agreement is terminated, for any reason.

1.2       In this Agreement (unless the context requires otherwise);-

1.2.1 any reference to any statute or statutory provision shall be construed as including a reference to any modification, re-enactment or extension of such statute or statutory provision for the time being in force or to any subordinate legislation made under the same;

1.2.2     the singular includes a reference to the plural and vice versa;

1.2.3     any reference to a Clause is to a Clause of this Agreement; and

1.2.4 "directly or indirectly" shall (without prejudice to the generality of the expression) mean either alone or jointly with any other person, concern, undertaking, partnership, association, firm or body corporate or any division, branch or establishment within any such entity, and whether on his own account or jointly or in concert with another or others or as the holder of any interest in or as officer, director, stockholder, joint venturer, employee or agent of or consultant to or on behalf of any other person, concern, undertaking, partnership, association, firm or body corporate or any division, branch or establishment within any such entity.

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

1.3 The headings contained in this Agreement are for the purposes of convenience only and do not form part of and shall not affect the construction of this Agreement or any part of it.

2.        Appointment

2.1 The Employee initially was appointed hereunder as President Directeur General of Peter Chadwick SA. Effective May 3, 1999, the Company appoints the Employee and the Employee agrees to serve the Company as Chief Operating Officer, subject to the terms and conditions of this Agreement.

2.2 The appointment of the Employee under this Agreement as Chief Operating Officer, shall (subject to earlier termination as provided in Clause 12) continue thereafter unless and until terminated by either party giving to the other not less than three months' notice in writing. The Company may provide three (3) months' pay in lieu of such notice, in accordance with Clause 12.7.

2.3 The Employee warrants that by entering into these or any other arrangements made between the Group and him and in the performance of his duties on behalf of the Group he has not and will not be in breach of any express or implied terms of any contract with or other obligation to any third party binding on him, including without limitation the provisions of any restrictive covenants or confidentiality obligations, arising out of any employment with any other employer or former employer.

3.        Duties

3.1 The Employee shall perform during his employment such duties and exercise such powers in relation to the business of the Company and of any Group Company as may from time to time be assigned to or vested in him by the CEO and that from time to time may be enlarged and/or narrowed at the discretion of the CEO. The Employee shall perform such services for the Company and any Group Company (without further remuneration except as set out in this Agreement) and shall accept such offices in any such companies as the CEO may require, and shall if so required accept employment with any other Group Company on terms substantially the same as, and no less favorable to him than, the terms of this Agreement.

3.2 The Employee shall, subject to Clause 3.3 below, during his employment well, diligently, faithfully and exclusively serve the Company and the Group Companies and use his best endeavours to promote, develop and extend their businesses and interests and shall devote his whole working and exclusive time and attention to the duties of his office.

3.3 Notwithstanding the foregoing, the Employee may spend up to one working day per quarter fulfilling the outside commitments and positions which he has disclosed to the Company in writing prior to signing this Agreement.

3.4 The Employee shall carry out his duties and exercise his powers jointly with any other person appointed by the CEO to act jointly with him.

4.        Remuneration and Expenses

4.1.1 During the period of time that the Employee is employed hereunder, the Company shall cause to be paid to the Employee by way of remuneration for his services under this Agreement a basic salary at the rate of the equivalent of FOUR HUNDRED THOUSAND UNITED STATES DOLLARS ($400,000) per annum.

4.1.2     Such salary shall be:

          4.1.2.1 payable by equal monthly installments, one quarter in French Francs and three quarters in English pounds, in arrears on the day appointed by the CEO for payment of employees' salaries or pro rata where the Employee is only employed hereunder during part of a month;

          4.1.2.2 reviewed by the Board annually in December of each year, provided that the Employee is employed hereunder at such time.

4.2 In addition to the salary set forth in Clause 4.1, the Employee shall be eligible to earn an annual bonus in an amount of up to 75% of such salary, in accordance with and subject to the terms and conditions (i) of any annual bonus plan and/or policy for officers set by the Company as may be modified from time to time and (ii) as otherwise may be reasonably determined and required by the CEO in his sole discretion.

4.3 Subject to any expense policy established by the Company as may be modified from time to time, the Company shall reimburse the Employee for all reasonable travelling, hotel and other out-of-pocket expenses which are properly and necessarily incurred by him in or about the performance

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

          of his duties and for which expense reports, with receipts or other supporting documents, are provided to the reasonable satisfaction of the CEO.


4.3.1 While the Employee spends time in North America in order to perform his duties hereunder, the Company shall pay the Employee's living expenses incurred while performing such duties in North America as follows:

          4.3.1.1 The Company shall provide an apartment for the Employee in a location in North America, subject to any policy set by the Company as may be modified from time to time and subject to approval by the CEO, and the Company shall pay for the cost of heat, water, electric and telephone utilities that the Employee may incur while renting such apartment. The apartment, as well as the above-listed utilities, shall be listed in the Company's name and the Company shall pay such rental fees and utilities directly to the apartment owner and utility holders, respectively;

          4.3.1.4 For each complete calendar month for which the Employee is employed hereunder, the Company shall reimburse the Employee for the cost of one (1) round-trip, first-class airfare for
                    (i) the Employee to travel from the United States to France and/or (ii) one member of the Employee's immediate family to travel from France to the United States for the purpose of visiting the Employee, if such trip(s) are taken prior to the Termination Date. The Employee shall submit any such expenses in accordance with Clause 4.3. Any such trip not taken by the Employee's Termination Date shall be forfeited and its value shall not be paid to the Employee.

4.4 The Company shall provide and maintain (including the costs of servicing, taxing, insuring and fueling the same) one car which will be a BMW 735 or an equivalent make or model in accordance with Company policy as may be modified from time to time and, having regard to the Employee's responsibilities, for the use of the Employee for the performance of his duties in France, such car to be changed from time to time in accordance with the Company's policy regarding replacement cars. The Employee shall be at liberty to use the car for his private purposes but shall:-

4.4.1 take good care of the car and procure that the provisions and conditions of any policy of insurance relating to the car are observed;

4.4.2 comply with any directions from time to time given by the Company with regard to the cars provided by the Company for the use of its staff.

4.5 The Employee agrees and acknowledges that his entitlement to the provision and use of the car subsists only so long as he continues to be employed hereunder and that he shall return the car to the Company immediately upon the termination of his employment under this Agreement, regardless of the reason for termination. The Employee shall not be entitled to retain the car as a purported set-off or otherwise against any claim by the Employee for damages from the Company.

4.6 If for any reason the Employee is disqualified from driving, the Employee shall if the Company in its absolute discretion so determines cease to be entitled to the use of the car during the period of disqualification. The Employee shall upon demand return the car to the Company and shall not be entitled to any compensation or payment in lieu in this respect nor shall such Employer's action constitute a breach of contract.

4.7 The Employee and his spouse and children under 18 years of age shall be entitled to participate in any private health care insurance scheme providing benefits for medical and surgical treatment which the Company may from time to time maintain in France (subject always to the rules of such scheme).

4.8 The Employee shall be entitled to participate in any scheme of Health and Life Insurance, which the Company may from time to time maintain in France (subject always to the rules of such scheme).

5.        Place of Work

          The Employee shall perform his duties at such places as the CEO may reasonably require from time to time for the proper performance and exercise of the Employee's duties and powers. Should the Employee choose to relocate to the United States while employed hereunder, the Company shall, subject to the approval of the CEO and any relocation, travel and/or expense reimbursement policies of the Company as may be modified from time to time, pay such packing and moving expenses as are reasonably incurred by him, and a relocation stipend equal to six months of the annual salary set forth in Clause 4.1.1 to cover other relocation expenses. The Employee shall not be entitled to receive any additional remuneration for relocation. Moreover, effective as of the date of any such relocation to the United States, the Employee will no longer be eligible for the remuneration and benefits set forth in Clauses 4.3.1.1 through 4.3.1.4 and 4.4 through 4.5, and the Employee shall immediately vacate any Company-provided apartment and immediately return all keys to such apartment to the Company; and shall immediately return any Company-provided cars and all keys to any such cars to the Company.

6.        Hours of Work

          There are no normal hours of work applicable to the Employee but the Employee shall conform to such hours of work as may from time to time reasonably be required of him and in any event he shall work such hours as may be necessary for the proper performance of his duties. The Employee shall not be entitled to receive any additional remuneration other than that provided in this Agreement, regardless of the hours worked.

7.        Holidays and Vacation

7.1 In addition to the usual French public holidays, the Employee shall be entitled without loss of remuneration to five weeks' vacation in each calendar year to be taken at such time or times as may be approved by the CEO. Unless otherwise approved by the CEO, any unused vacation remaining at the end of any calendar year shall lapse and be forfeited by the Employee. The Employee shall not, unless otherwise agreed to by the CEO or otherwise required by law, be entitled to unpaid leave or payment in lieu of vacation for whatever reason.

7.2 After the Termination Date, subject to Clause 17.2, the Employee shall be entitled to payment (based on the salary rate in effect under Clause 4.1.1) for vacation, pro rated as 2.085 vacation days for each complete calendar month of the Employee's service hereunder during the calendar year of termination, less vacation time actually taken during such year.

8.        Illness

8.1 The Employee shall continue to be paid during absence due to any illness, accident or other incapacity (such payment to be inclusive of any statutory sick pay or social security benefits to which he may be entitled) for a total of up to 3 months during any 12 month period.

8.2 The Employee shall report immediately to the CEO, or such person as the CEO may from time to time direct, any accident occurring during his employment, however trivial.

8.3 Immediately following the Employee's return to work after a period of absence of three days or less which, or any part of which, has not previously been authorised by the CEO, the Employee shall on request by the CEO complete a self-certification form in such form as the CEO may require stating the date of, and the reason for, the Employee's absence. Self-certification forms will be retained in the Company's records.

8.4 For periods of absence of more than three consecutive days, the Employee shall, if so required by the CEO, produce a doctor's certificate verifying that any absence from work is due to accident or ill-health and in default such absence shall be deemed to be unjustified.

8.5 If the illness, accident or other incapacity shall be or appear to be occasioned by actionable negligence of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the CEO of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it, shall give to the CEO all particulars the CEO may reasonably require and shall, if required by the CEO, refund all or such part of the sums paid to or for the benefit of the Employee by way of salary, bonus or benefit during the relevant period as the CEO may reasonably determine provided that the amount to be refunded shall not exceed the amount of damages or compensation and interest thereon recovered by the Employee less any costs borne by the Employee in connection with the recovery of such damages or compensation and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

9.        Confidentiality

9.1 Except in so far as is required for the proper performance of his duties or as expressly authorised in writing by the CEO the Employee shall at all times during his employment with the Group, and after the Termination Date, use his best endeavors to prevent the publication, disclosure or unauthorized use of any Confidential Information.

9.2 Except in so far as is required for the proper performance of his duties or as expressly authorised in writing by the CEO the Employee shall not at any time during his employment with the Group or after the Termination Date:-

9.2.1 communicate or divulge to any person, concern, undertaking, partnership, association, firm or body corporate, or make any use of, any Confidential Information;

9.2.2 copy or reproduce in any form or by or on any medium or device, or allow others access to or to copy or reproduce, any Confidential Information;

9.2.3     remove from the Group's premises any Confidential Information.

9.3 The Employee shall not be restricted from disclosing (but only to the proper recipient) any Confidential Information which the Employee is required to disclose by law or any order of a court of competent jurisdiction or any relevant regulatory body of competent jurisdiction, provided that the Employee shall, unless prevented by law from so doing, have given prior written notice to the Company of the requirement and of the information to be disclosed and allowed the Company a reasonable opportunity to apply to the relevant Court or body or prevent disclosure before the

          Employee makes it; and

9.4 The Employee acknowledges that all Confidential Information at any time in the Employee's control or possession are and shall at all times remain the sole and absolute property of the Group and the Employee undertakes both during his employment with the Group and after the Termination Date:

9.4.1 to exercise all due care and diligence to avoid any unauthorized publication, disclosure or use of any Confidential Information;

9.4.2 whenever requested by the Company, to deliver up and return to the Company any Confidential Information (including all copies of Confidential Information whether or not lawfully made or obtained) or (at the Company's option) to delete Confidential Information from any re-usable medium; and

9.4.3 to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to give effect to Clause 9.4 and/or to provide evidence that Clause 9.4 has been complied with.

9.5 The Employee agrees that the restrictions set out in Clause 9 are without prejudice to any other duties of confidentiality, care or loyalty owed to the Group, whether express or implied, and that the restrictions in Clause 9 will remain in force after the termination (for whatever reason) of the Employee's employment with the Group.

10.       Conflicts of Interest

10.1 The Employee shall not without the previous written consent of the CEO during the course of his employment with the Group:-

10.1.1 directly or indirectly engage in any business other than pursuant to this Agreement;

10.1.2 directly or indirectly engage or be interested in any other business undertaking or activity which would or might reasonably or inevitably require him to use and/or disclose any Confidential Information in breach of this Agreement;

10.1.3 directly or indirectly engage or be interested in any other business undertaking or action which would or might reasonably be expected to compete or conflict with the business or interests for the time being of the Group; or

10.1.4 hold any directorship of any company which has not been disclosed to the Group prior to commencing employment with the Group;

10.1.5 make any investment of more than 1% in the securities of any publicly held company, and in addition thereto, no later than the date that the Employee executes this Agreement in its amended and restated form, the Employee shall disclose to the Company any information as to any financial interest which he holds in any other company and any positions held by him as an officer or director of any other company.

11.       Intellectual Property

11.1 The Employee shall immediately disclose any Invention to the Group, and any Invention, whether or not disclosed, as well as the product of all work performed by the Employee during and within the scope of his employment with the Group, shall belong to and be the sole and absolute property of the Company or such Group Company as the Company may nominate for the purpose. The Employee also agrees to assign, and does hereby assign, all Inventions to the Company and agrees that any copyrightable work made by him in the course of his employment with the Group shall be a work for hire.

11.2 The Employee shall, at the request and expense of the Company (or its nominee), (whether during or after the termination of this Agreement for any reason) apply or join in applying for patents, trade marks or other equivalent protection in the United Kingdom or any other part of the world for any Invention and complete all instruments and do all things necessary for vesting patents, trade marks or other equivalent protection when obtained and all right, title and interest to and in the same in the Company (or its nominee) absolutely and as sole beneficial owner. The Employee hereby irrevocably appoints the Company and its authorized officers and agents to be his attorney in his name and on his behalf to complete any such instrument or do any such thing and generally to use his name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this Clause.

11.3 Until such time as any Invention is fully vested in the Group pursuant to Clause 11.2 the Employee shall hold all rights, title and interest in the Invention in trust for the Group absolutely.

11.4 The Employee acknowledges and agrees that the Employee will not (whether during or after his employment with the Group) apply or join in applying for any patent, registered design, trade mark, copyright or other equivalent protection in respect of any Invention without the prior written approval of the Company.

11.5 The Employee further acknowledges that having regard in particular to the nature of the business of the Group and the nature of the Employee's skills, qualifications and expertise:-

11.5.1 the normal duties of the Employee include the making of Inventions and Inventions may result from the carrying out by the Employee of his duties; and

11.5.2 because of the nature of the Employee's duties referred to in this Clause and the responsibilities arising from the nature of those duties, the Employee has a special obligation to further the interests of the Group's undertaking.

12.       Termination

12.1 The employment of the Employee and this Agreement may be terminated for cause by the Company without notice and without payment in lieu of notice for any of the following reasons, and upon such termination, the Company shall have no further obligation or liability to the Employee relating to the Employee's employment or this Agreement, other than any salary, bonus and/or any benefits provided hereunder that are earned but unpaid through the Termination Date:-

12.1.1    if the Employee shall become of unsound mind;

12.1.2    in the event of the Employee's death;

12.1.3 if the Employee shall have committed any breach of his obligations under this Agreement, including without limitation any breach of Clauses 2.3, 3.2, 9, 10, 11 and/or 15; or persistently failed or neglected to carry out his duties under this Agreement; or failed to maintain a satisfactory standard of conduct or performance within a reasonable time after receiving written warning from the CEO relating to the Employee's conduct and/or performance; committed any act in violation of the Company's policies and/or procedures; or committed any act of insubordination or disloyalty or breach of fiduciary duty toward the Company or any Group Company;

12.1.4 if the Employee shall have engaged in conduct (whether or not in the course of his employment) tending to bring himself, the Company or any Group Company into disrepute or otherwise to affect prejudicially the interests of the Company or any Group Company;

12.1.5 if the Employee shall have committed a felony or an act of bankruptcy, fraud or embezzlement or compounded with his creditors generally; or misappropriated any money, assets or other property (tangible or intangible) of the Company or any Group Company; or committed any act of unfair competition with the Company or any Group Company; or committed any acts in violation of any applicable securities laws, civil or criminal; or committed any acts in violation of any applicable immigration laws that subjects the Company or Group Companies to liability or that prevents the Company from employing the Employee in any jurisdiction in which the Company desires to employ him; or

12.1.6 if the Employee is convicted of any criminal offense (excluding any offense under the road traffic legislation in the United Kingdom, France or comparable legislation in the United States or elsewhere in respect of which a custodial sentence for such road traffic violation is not imposed on the Employee).

12.2 If a disciplinary matter arises involving the Employee, the Employee may be suspended or otherwise disciplined or terminated on such terms and conditions as the CEO may reasonably determine, provided that the Employee's salary and benefits hereunder shall not be reduced or withheld as a result of such suspension or discipline short of termination. In the event the Employee's employment hereunder is terminated as a result of a disciplinary issue, the Company may effect such termination without notice or payment in lieu of notice, pursuant to Clause 12.1.

12.3 In the event the Company has not terminated the Employee's employment and this Agreement for cause under Clause 12.1 and/or 12.2, the employment of the Employee and this Agreement may be terminated at any time and for any reason by either party giving to the other notice in accordance with Clause 2.2 above.

12.3.1 If the Employee chooses to terminate his employment and this Agreement for any reason, he shall provide the notice in accordance with Clause
          2.2 and the Company shall have no further obligation or liability to the Employee relating to the Employee's employment or this Agreement, other than any salary, bonus and/or any benefits provided hereunder that are earned but unpaid through the Termination Date.

12.3.2 If, upon notice by the Company under Clause 2.2, the Employee's employment and this Agreement are terminated for reasons other than those set forth in Clauses 12.1, 12.2, 12.3.1 or 12.4, the Employee will be entitled, for a period of nine (9) months after the Termination Date, to: (i) the continuation of his base salary in effect under Clause 4.1 as of the Termination Date, payable in accordance with Clause 4.1.2.1, and (ii) the continued vesting of any stock options already granted to the Employee by the Termination Date. Provided, however, that if the Employee violates one or more of his
          -----------------
          obligations under Clauses 9, 10, 11, 14 and/or 15, he shall not be entitled to any of the payments set forth in this Clause 12.3.2.

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

12.4 If within one year after a Change in Supervision is effective, the Employee's employment hereunder is terminated by the Company for reasons other than those set forth in Clause 12.1, 12.2 or 12.3.1, and the Company provides notice of termination under Clause 2.2, the Employee shall, subject to earlier termination under Clauses 12.1 and/or 12.2, remain employed for an additional three (3) months beyond the three (3) month notice period set forth in Clause 2.2, for a total of six (6) months after the date upon which the Company provides notice under Clause 2.2 (the "Transition Period"), and during such Transition Period the Employee shall provide any services as may be reasonably required by the CEO. For purposes of this Clause 12.4, a substantial reduction in the Employee's responsibilities (including without limitation a reduction in the Employee's responsibilities resulting from the spinning out of one or more of the service lines or components of the Company into a new business for which the Employee is not responsible) that occurs within one year after a Change in Supervision is effective shall constitute a "termination" of the Employee's employment pursuant to this Clause 12.4, if, within 60 days of such substantial reduction in his responsibilities, the Employee provides the Company with written notice that he deems such substantial reduction as a termination under this Clause 12.4. At the conclusion of the Transition Period the Employee's employment and this Agreement shall terminate and the Employee will be entitled, for a period of eighteen (18) months after the Termination Date, to (i) the continuation of his base salary in effect under Clause 4.1 as of the Termination Date, payable in accordance with Clause 4.1.2.1 as long as Employee continues to make himself available in order to assist in the transition at mutually agreeable times and locations; and (ii) the continued vesting of any stock options already granted to the Employee by the Termination Date. Provided, however, that if the Employee
                                   --------  -------
          violates one or more of his obligations under Clauses 9, 10, 11, 14 and/or 15, he shall not be entitled to any of the payments or benefits set forth in this Clause 12.4; and provided further, that if the
                                         --------------------
          Employee's employment and this Agreement are terminated under Clauses 12.1, 12.2, and/or 12.3.1 during the Transition Period, the Employee shall not be entitled to the benefits set forth in this Clause 12.4, but he shall receive only the payments and/or benefits set forth in the respective Clause under which his employment and this Agreement are terminated.

12.5 If the Employee shall at any time be prevented by illness or accident or other incapacity or disability from properly performing his duties with or without reasonable accommodation for a period of three consecutive months or for more than 60 working days in any consecutive 12 months, the Company may terminate the Employee's employment and this Agreement without notice and without payment in lieu of notice. Upon termination under this Clause 12.5, the Employee will be entitled, for a period of nine (9) months after the Termination Date, to: (i) the continuation of his base salary in effect under Clause 4.1 as of the Termination Date, payable in accordance with Clause 4.1.2.1, and (ii) the continued vesting of any stock options already granted to the Employee by the Termination Date. Provided, however, that if the
                                                --------  -------
          Employee violates one or more of his obligations under Clauses 9, 10, 11, 14 and/or 15, he shall not be entitled to any of the payments set forth in this Clause 12.5.

12.6 The termination by the Company of the Employee's employment and this Agreement shall be without prejudice to any claim which the Group may have for damages arising from any breach by the Employee giving rise to such termination.

12.7 In the event that either party gives notice under Clause 2.2 to terminate the Employee's employment and this Agreement pursuant to Clauses 12.3 or 12.4, the Employee agrees:-

12.7.1 during the notice period set forth in Clause 2.2 above and/or the Transition Period, the CEO may in his absolute discretion require the Employee to perform only such duties as he may allocate to him and may limit the performance of the Employee's duties in any manner, including, without limitation, restricting or prohibiting the Employee from (i) having any contact with Clients of the Company or any Group Company; (ii) having any contact (other than purely social contact) with such employees of the Company and any Group Company as the CEO shall determine; and/or (iii) excluding the Employee from any premises of the Company or of any Group Company (without providing any reason therefor); and

12.7.2 That such action taken on the part of the Company shall not constitute a breach of this Agreement of any kind whatsoever nor shall the Employee have any claim against the Company in respect of any such action;

               PROVIDED ALWAYS that throughout the period of any such action not exceeding the period of notice in Clause 2.2 or the Transition Period, the Employee's salary and contractual benefits hereunder shall not cease to be paid or provided (unless and until his employment hereunder shall be terminated for any reason).

12.8 Should the Company terminate the Employee's employment hereunder pursuant to Clauses 12.3.2 or 12.4, the Company may elect to make a payment in lieu of any period or any part of any period of notice or of the Transition Period. The Employee is required to mitigate his loss and any payment in lieu of notice may be reduced to take account of mitigation and to take account of the payment or any part of it being paid earlier than the salary or benefits to which he would otherwise be entitled under this Agreement. Any such payment shall be calculated by reference to the Employee's basic salary payable under Clause 4.1 and the cost to the Company of providing the Employee's benefits in accordance with this Agreement. The Employee shall not be entitled to any payment in lieu of bonus which might otherwise have fallen due during the relevant period.

12.9 If the Employee is absent and/or fails to make himself available for work during any period of notice of termination of the Employee's employment hereunder or during the Transition Period, other than at the request of the Company pursuant to clause 12.7 or with the prior written permission of the CEO, the Employee shall not be entitled to any payment of salary or to any benefits during such period of such absence.

13             Group Reconstruction

13.1 If before the termination of this Agreement, the employment of the Employee in his position as Chief Operating Officer shall require to be changed by reason of the reorganisation of the Group and he shall be offered employment in another similar position with the Company or any Group Company on terms and conditions substantially similar in compensation and benefits to these terms hereunder, then the Employee shall have no claim against the Company in respect of the alteration of his employment for such reason.

13.2 If as a result of any change in the Employees' employment within the Group, or as a result of performing his duties in jurisdictions which mean that the Employee becomes liable to pay income tax and/or social security contributions in another country in addition to or instead of his existing liability to income tax and/or social security contributions in France, the Company agrees to ensure that the Employees' gross remuneration is adjusted so that his net remuneration remains substantially the same but not necessarily identical to that enjoyed by the Employee before the events anticipated in this clause.

13.3 So far as is reasonably practical and subject to the rules of the relevant schemes, the Company agrees to continue the Employee's participation in the benefit schemes referred to in Clauses 4.7 and 4.8 of this Agreement or to make similar arrangements, if the events anticipated in Clause 13.2 take effect, to provide benefits which are substantially the same (but not necessarily identical).

14             Action to be taken upon Termination

14.1 Upon the Termination Date the Employee shall immediately deliver to the Company all Confidential Information, Inventions and supporting documentation of any Inventions (whether or not lawfully obtained), keys, security passes, electronic or other passwords, telephones, laptops, computers, printers, fax machines, diskettes, cars, credit cards and other property of the Company or any Group Company or any of their respective customers or clients in his possession or under his control and the Employee shall not retain any copies of the Company's Confidential Information. The Employee shall at the Company's request delete all Confidential Information from any re-usable medium.

14.2 Upon the Termination Date, the Employee shall immediately vacate any Company-provided apartment and immediately return all keys to such apartment to the Company; and shall immediately return any Company-provided cars and all keys to any such cars to the Company.

15             Restrictions following Termination

15.1 The Employee acknowledges that during the course of his employment with the Group he will be privy to Confidential Information and he will make, maintain and develop personal knowledge of, influence over and valuable personal contacts with Clients, Suppliers, staff and third parties. He therefore covenants with the Group that, save with the previous express written consent of the Company, he will not in the Restricted Territories, directly or indirectly, on his own behalf or on behalf of any other person, concern, undertaking, partnership, association, firm or body corporate:

15.1.1         during the period of two (2) years following the Termination
               Date: deal with, seek employment or engagement with, be employed or engaged by or engage in business with or be in any way interested in or connected with any, or act as, a Competitor;

15.1.2         during the period of two (2) years following the Termination
               Date: seek employment or engagement with, or be employed or engaged by any Client;

15.1.3         during the period of two (2) years from the Termination Date:
               seek to or solicit business from, engage in or conduct business with, deal with, or work on any account or business of, any Client for the purpose of providing to that Client services which are the same as or similar to those which the Group has provided or has proposed to provide to such Client;

15.1.4         during his employment with the Group and during the period of two
               (2) years from the Termination Date: interfere or seek or attempt to interfere with any contractual or other trade relations between the Group and any of its or their Suppliers or Clients, or in any manner seek or attempt to or actually induce, persuade or encourage any such Supplier or Client to cease its relationship or potential relationship with the Group;

15.1.5 during his employment with Group and during the period of two (2) years from the Termination Date: recruit, solicit or endeavor to entice away from the Group in order to engage in any activity or alternative employment any employee, officer or consultant of the Group (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company), or knowingly employ, engage, assist in or procure the employment or engagement by any other person, concern, undertaking, partnership, association, firm or body corporate of any such person;

15.1.6 at any time: communicate to any person, concern, undertaking, partnership, association, firm or body corporate anything which is intended to or which will or may damage the reputation or good standing of the Group.

15.2 The Employee will not at any time following the Termination Date, save with the previous express written consent of the Company, represent himself as being in any way connected with or interested in the business of the Group.

15.3 The Employee agrees that his services are unique to the Group and that the restrictions contained in Clauses 15.1 and 15.2 are reasonable and necessary for the protection of the legitimate interests of the Group and that, having regard to those interests, those restrictions do not work harshly on him. It is nevertheless agreed that if any of those restrictions shall taken together or separately be held by a court of competent jurisdiction to be void or ineffective for any reason but would be held to be valid and effective if part of its wording were deleted, or the activity, time period or area of application reduced, such restriction shall apply with such deletions and/or modifications as may be necessary to make it valid and effective to the maximum extent possible. The Employee further acknowledges that the restrictions contained in Clauses 15.1 and 15.2 shall apply in relation to all Clients and Suppliers notwithstanding that such Clients and Suppliers may have been introduced to the Group by the Employee before or during his employment with the Group.

15.4 The restrictions contained in each sub-clause of Clause 15.1 shall be construed as separate and individual restrictions and shall each be capable of being severed without prejudice to the other restrictions or to the remaining provisions.

15.5 If the Company transfers all or any part of its business to a third party ("the transferee") the restrictions contained in this Clause shall with effect from the Employee becoming an employee of the transferee apply to the Employee as if references to the Company include the transferee and references to any Group Company were construed accordingly and as if references to customers, Clients or Suppliers were to Clients or Suppliers of the Company and/or the transferee and their respective Group Companies.

15.6 The Employee hereby agrees that he will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions contained in Clause 15 (or such of them as may be appropriate in the circumstances) in relation to such services and such area and for such period as such Group Company or Companies may reasonably require for the protection of its or their legitimate interests.

15.7 Before accepting any offer of alternative employment the Employee undertakes that he shall provide a copy of this Agreement to his prospective new employer.

15.8 The restrictions set out in this Clause 15 are without prejudice to other express or implied duties whether fiduciary or otherwise owed by the Employee to the Company or any Group Company.

16        Directorship and Officer Positions

          If the Employee is at any time appointed a director of the Company or any Group Company, and with respect to any officer positions he may hold in the Company or any Group Company, including the COO position:-

16.1 if for any reason he shall subsequently resign as a director of the Company or be disqualified or declared unfit to be a director or officer of any company, his employment and this Agreement shall automatically terminate and the provisions of Clause 12.1 shall apply.

16.2 If any one of Clauses 12.1 through 12.5 is invoked, the Employee will resign from any and all officer and/or director positions that he may hold in the Company or any Group Company, and from any other offices he may hold as nominee or representative of the Company or any Group Company, such resignation(s) to be effective as follows: (i) as of the day the Employee receives or provides notice under Clause 2.2, if Clauses 12.3.1, 12.3.2 or 12.4 are invoked; or (ii) as of the Termination Date, if Clauses 12.1, 12.2 or 12.5 are invoked. The Employee shall so resign any and all director and/or officer positions without claim for compensation for loss of office (but without prejudice to any claim he may have against the Company arising out of any breach of this Agreement by the Company) and, should he fail to do so, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign any documents and do any things necessary or requisite to give effect to such resignations.

17        Statutory Requirements

17.1 For the purpose of the Employment Protection (Consolidation) Act 1978 as amended, it is hereby further agreed and declared that:

17.1.1 the Employee's continuous employment with the Company began on July 14, 1997;

17.1.2 if the Employee has a grievance which he wishes to discuss formally he should raise it with the CEO. If not satisfactorily resolved, he may refer it to the Board, whose decision on the matter will be final and binding;

17.2 The Employee authorises the Company to deduct and to retain from any salary or other remuneration (including without limitation any payment made to the Employee in lieu of notice) accrued to him in consideration of his employment by the Company (whether or not actually paid during the continuance of his employment):

17.2.1         any sum due from the Employee to the Company or any Group
               Company.

18             General

18.1 This Agreement is the entire agreement between the parties and is in substitution for all previous contracts of service or other arrangements relating to his employment between the Employee and the Group, all of which shall be deemed to have been terminated by mutual consent as from July 14, 1997, except for any written stock option agreements entered into by the Employee and the Company or any Group Company, which shall remain in full force and effect in accordance with their respective terms. This Agreement may not be varied without the consent in writing of both parties.

18.2 The termination of this Agreement for any reason shall not operate to affect such of the provisions of this Agreement as are expressed to remain in full force and effect notwithstanding such termination, including, without limitation, any and/or all of the provisions set forth in Clauses 9, 10, 11, 14 and/or 15. This Agreement shall be binding upon the Employee's heirs, executors, administrators and legal representatives. The Company shall have the right to assign this Agreement to its successors and assigns, and this Agreement shall inure to the benefit of and be enforceable by said successors or assigns.

18.3 The Employee acknowledges and agrees that any breach or anticipated breach by him of any part or the entirety of Clauses 9, 10, 11, 14 and/or 15 will cause irreparable damage to the Company and/or Group Companies, and in the event of such breach or anticipated breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or cease any such violation by the Employee.

19             Notices

19.1 Any notice to be served in connection with and any notice or other correspondence under or in connection with shall be delivered:

19.1.1 in the case of the Company, to its headquarters, care of the CEO, for the time being; and

19.1.2 in the case of the Employee, to his address given or to such other address as may be notified by him.

               in writing or transmitted by facsimile or sent by first
                    class pre-paid mail or delivered by hand in
               each case to the address as set out above.

19.2 Any such notice or correspondence shall be deemed to have been served as follows:

19.2.1 in the case of service by first class mail, on the third business day after the day on which it was placed in the mail;

19.2.2 in the case of delivery or facsimile transmission (subject, in the case of facsimile transmission, to oral confirmation of receipt of all transmitted pages) on the day it is delivered or transmitted provided that if that day is not a business day or, being a business day, transmission or delivery takes place after 5:00 p.m., then at 9:00 a.m. on the first business day following delivery or transmission of the notice.

19.3 Subject to Clause 19.2, in proving service by mail or delivery it shall be sufficient to prove that the notice or correspondence was properly addressed and left at or placed in the mail to the place to which it was so addressed.

19.4 In this Clause, "business day" means any day other than Saturday, Sunday or any other day which is a public holiday in the place where or to which the notice or correspondence is left or dispatched.

20             Governing Law

               This Agreement shall be governed by and construed in accordance with the Laws of England.

          EXECUTED as a deed and delivered on the date set out at the head of this Agreement.

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      SIGNED as a Deed by CAMBRIDGE
      TECHNOLOGY PARTNERS
      (MASSACHUSETTS), INC., acting  )
       by                             )      /s/ Warren Musser
                                             ---------------------------
                                             Warren V. Musser, Chairman
                                             of the Board

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      SIGNED as a Deed by   )
      GERARD VAN KEMMEL          )           /s/ Gerard Van Kemmel
                                             --------------------------
      in the presence of:        )           Gerard Van Kemmel
                                             --------------------------

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